Exhibit 99.1

For Immediate Release

Contact:
Jay Roberts
Chief Financial Officer
InfoLogix, Inc.
Ph: 215-604-0691
info@infologixsys.com

InfoLogix, Inc. Completes Over-Subscribed $17 Million Private Placement and Merger
with Publicly Traded New Age Translation, Inc., Creating Newly Public RFID &
Healthcare Technology Company

Hatboro, PA, December 1, 2006 — InfoLogix, a leading provider of mobile technology solutions for the healthcare and commercial markets, announces the completion of a $17 million equity financing round, supported by placement agent Ferris, Baker Watts, Inc.  In a concurrent transaction, the Company announced that it completed a merger with New Age Translation, Inc. (“New Age”).  As a result of the merger, New Age has changed its name to “InfoLogix, Inc.”

“2006 has been a monumental year for InfoLogix,” said David Gulian, Chief Executive Officer and co-founder of InfoLogix.  “We have been recognized by Entrepreneur Magazine as the sixth fastest growing company in the nation, and have reached significant milestones in installing over 1,900 customer solutions and 1,100 solutions specifically for hospitals.  With $17 million of equity financing behind us, we can confidently execute our growth strategy as a public company.”

Gulian noted that the market for healthcare and RFID-based solutions continues to witness exceptional growth.  “Our RFID-based software, infrastructure, and services solution portfolio is poised to take advantage of this market opportunity.”

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The Private Placement Offering

Under the terms of the financing, the Company sold 8.5 million shares of its common stock at $2.00, for an aggregate value of $17 million.  The Company plans to use the funds to accelerate organic growth by growing its direct sales force and expanding its business development efforts focused on a channel-partner strategy, to make select acquisitions to broaden its professional services capabilities and intellectual property portfolio, and to retain a cash reserve adequate to support future working capital requirements.

About InfoLogix

As a market leader in Enterprise Mobility Solutions for the healthcare and commercial marketplace, InfoLogix utilizes the industry’s most advanced wireless information technology to enable customers to increase the efficiency and effectiveness of customer care.  InfoLogix utilizes the latest in RFID, wireless infrastructure, and embedded software and computing technology to deliver solutions to over 1,100 hospitals and 1,900 clients.  With over seventeen patents, InfoLogix provides software, services, and technology infrastructure to clients needing Point-of-Care and Point-of-Activity solutions that help reduce costs and/or increase revenue.  For more information on InfoLogix, please visit: www.infologixsys.com.

Safe Harbor

We make forward-looking statements in this press release which represent our expectations or beliefs about future events and financial performance.  Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  Forward-looking statements are subject to known and unknown risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission.  In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements.

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